Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of the 8th day of November 2006 by and among Hecla Mining Company, a Delaware corporation (“HMC”) and the parties listed in Schedule I, as it may be amended from time to time (singularly “Subsidiary” and collectively “Subsidiaries”).

RECITALS

WHEREAS, HMC has certain processes, systems, equipment, and personnel capable of supporting certain business operations of its own and other businesses;

WHEREAS, the Subsidiaries have need of the types of business support services that HMC can provide and the Subsidiaries wish to avail themselves of services HMC can provide;

WHEREAS, the Subsidiaries have certain processes, systems, equipment, and personnel capable of supporting certain business operations of their own and other businesses;

WHEREAS, HMC has need of the types of business support services that the Subsidiaries can provide and HMC wishes to avail itself of services the Subsidiaries can provide; and

WHEREAS, HMC and the Subsidiaries desire in this Agreement to evidence the terms upon which the parties hereto shall provide mutually agreed services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Services. The rights and services described in Sections 1(a)-(c) below are referred to herein as “Services”.

(a)          Mutual Services. Subject to Section 1(g) below, each of HMC on the one hand, and the Subsidiaries on the other, agrees to provide such rights and services to the other as may be reasonably requested, including but not limited to:

(i)           assistance by management and employees of HMC to the Subsidiaries, and assistance by management and employees of the Subsidiaries to HMC;

(ii)          use by the Subsidiaries of such office space, administrative and support facilities, and other rights and services as the Subsidiaries may reasonably request, and use by HMC of such office space, administrative and support facilities, and other rights and services as HMC may reasonably request; and

(iii)          all other services as agreed to by the parties from time to time.

(b)          HMC Services. Without limiting the generality of Section 1(a) above, HMC agrees to provide to the Subsidiaries the rights and services set forth on Exhibit A hereto.

(c)          Subsidiaries Services. Without limiting the generality of Section 1(a) above, the Subsidiaries agree to provide to HMC the rights and services set forth on Exhibit A hereto.

(d)          Use of Third Parties. HMC and the Subsidiaries shall have the option of using any other person or entity to provide Services, including any other Subsidiary; provided, however, HMC and the Subsidiaries shall remain responsible for the performance of all of their obligations hereunder. To the extent that HMC or a Subsidiary uses third parties to provide Services, HMC and such Subsidiary shall use commercially reasonable efforts (i) to obtain any goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

(e)          Standard of Care. Each of HMC on the one hand, and the Subsidiaries on the other, shall perform the Services in an honest and good faith manner, with that degree of care, diligence and skill that a reasonably prudent advisor and manager would exercise in comparable circumstances, and in compliance with applicable laws, regulations, contracts, leases, orders, security instruments and other agreements to which HMC or the Subsidiaries, respectively, are a party or by which HMC or the Subsidiaries, respectively, or any of their properties are bound.

(f)           Subsidiary to Subsidiary Services. Any Subsidiary may provide Services to another Subsidiary as agreed to by such Subsidiaries from time to time. In such event, the Subsidiary that requests Services shall have the same rights as HMC has hereunder, and the Subsidiary providing Services shall have the same obligations hereunder as it has if providing Services to HMC.

(g)          Prohibited Services. No party hereto shall provide any Services to another party relating to day-to-day operational or environmental matters.

2.            Term.   The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year, subject to earlier termination only upon the mutual consent of the parties hereto or at the election of one of the parties upon default by the other in performance of its obligations hereunder. Thereafter, this Agreement shall automatically renew for an unlimited number of successive additional terms of one (1) year each; provided, however, that HMC may terminate this Agreement at any time for its own convenience upon providing the Subsidiaries with at least thirty (30) days prior written notice; further provided, that any Subsidiary may terminate this Agreement solely with respect to its obligations to HMC and HMC’s obligations to such Subsidiary, with at least thirty (30) days prior written notice to HMC.

3.            Payments.

(a)          Out-of-Pocket Expenses. (i) HMC shall periodically, but no more frequently than quarterly, and no less frequently than annually, bill the Subsidiaries for any out-of-pocket expenses incurred by HMC in the performance of Services (“HMC Expenses”), including with respect to services or goods purchased from third parties, including but not limited to, legal and accounting fees, insurance premiums, facility costs, printing costs, costs of consulting services furnished by independent contractors, and taxes. The HMC Expenses shall be charged to each Subsidiary without markup, interest, or other profit to HMC or its affiliates. Notwithstanding the first sentence of this clause, the parties may arrange for each Subsidiary to pay any third party directly the HMC Expenses.

(ii)          Each Subsidiary shall periodically, but no more frequently than quarterly, and no less frequently than annually, bill HMC for any out-of-pocket expenses incurred by the Subsidiary in the performance of Services (“Subsidiary Expenses”), including with respect to services or goods purchased from third parties. The Subsidiary Expenses shall be charged to HMC without markup, interest, or other profit to the Subsidiary or its affiliates. Notwithstanding the first sentence of this clause, the parties may arrange for HMC to pay any third party directly the Subsidiary Expenses.

(iii)          HMC Expenses and Subsidiary Expenses not directly paid to third parties by the party receiving the relevant Services shall be settled via intercompany transfer.

(b)          Internal Expenses. For each calendar year HMC and the Subsidiaries shall estimate the amount and cost of non-third party expenses (“Internal Expenses”), including, but not limited to the general, administrative, and similar allocable overhead expenses, wages, salaries, payroll taxes, and other labor expenses, that will be incurred in connection with Services to be performed in such year. Such estimates will be adjusted periodically, but no more frequently than quarterly, and no less frequently than annually, to reflect Services actually rendered. Internal Expenses shall be settled via intercompany transfer.

(c)          Taxes. Each Subsidiary shall be responsible for all applicable taxes levied on items, goods, or services that are sold, purchased, or obtained in connection with Services provided by HMC to such Subsidiary hereunder. HMC shall be responsible for all applicable taxes levied on items, goods, or services that are sold, purchased, or obtained in connection with Services provided by the Subsidiaries to HMC hereunder.

(d)          Cooperation. During the term of this Agreement, HMC on the one hand, and each Subsidiary on the other, will afford to the other reasonable access and duplicating rights to their books and records. Such access shall be limited to books and records (including but not limited to contracts, instruments, computer data, and other data and information) that are reasonably necessary for one or more of the following purposes: (i) to verify the calculation of expenses charged pursuant to this Agreement; (ii) to perform Services; (iii) to prepare or review financial statements, tax returns, or other required disclosure or reporting obligations; and (iv) to conduct or defend litigation or similar controversies, internal or external audits, or similar inquiries. Upon conclusion of any review performed pursuant to clause (i) above, prompt adjustment shall be made by the proper party to compensate the other party for any errors or omissions in the calculation of expenses charged pursuant to this Agreement disclosed by such review. Any such review shall be conducted jointly with the party that provided the Services being reviewed, and all costs and expenses associated with conducting such review shall be split equally.

4.            Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information disclosed to any party to this Agreement or known by such party or any of its officers, directors, stockholders, agents, or employees as a consequence of or through the performance by any other party of this Agreement, which is not generally known in any industry in which the party to which the information relates is engaged, about such party’s products, processes and services, including information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, and selling. Except as may be required by law or as required in the fulfillment of its duties under this Agreement, each party hereto will not, directly or indirectly, use, disseminate or disclose any Confidential Information, and each party shall take all steps reasonably necessary to prevent the dissemination or disclosure of Confidential Information by any of its agents or employees. Upon termination of this Agreement, the Subsidiaries will return to HMC, and HMC will return to each Subsidiary, all documents, records, notebooks and similar repositories of such Confidential Information, including copies thereof, then in such party’s possession, whether prepared by such party, its agents, employees, or others.

5.            Indemnity. (a) Each Subsidiary shall indemnify and hold harmless HMC and its other Subsidiaries and each of their directors, officers, employees, affiliates, and agents (“HMC Indemnitees”) from and against any and all claims that may be made against any of them arising from this Agreement except due to any HMC Indemnitee’s gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, in no case will any Subsidiary indemnify or hold harmless any HMC Indemnitee for any Environmental, Health, and Safety Liability.

(b)          HMC shall indemnify and hold harmless each Subsidiary and its directors, officers, employees, affiliates, and agents (“Subsidiary Indemnitees”) from and against any and all claims that may be made against any of them arising from this Agreement except due to any Subsidiary Indemnitee’s gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, in no case will HMC indemnify or hold harmless any Subsidiary Indemnitee for any Environmental, Health, and Safety Liability.

(c)          (i) As used herein, “Environmental, Health, and Safety Liability” shall mean: any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (w)   any environmental, health, or safety matters or conditions resulting in liability (including on-site or off-site contamination, occupational safety and health, and the regulation of chemical substances or products); (x) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (y) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental body or any other person or entity) and for any natural resource damages; or (z)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

(ii)          As used herein, “Environmental Law” shall mean any Legal Requirement that relates to public health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, reduction, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances, wastes or pollutants, as such requirements are enacted and in effect on, prior to, or after the date of this Agreement.

(iii)          As used herein, “Occupational Safety and Health Law” shall mean any Legal Requirement issued by a governmental body having jurisdiction over such matters which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including, but not limited to the Federal Mine Safety Act and any similar Legal Requirement.

(iv)          As used herein, “Legal Requirement(s)” shall mean any order, constitution, law, ordinance, principle of common law, regulation, rule or statute of any governmental body.

6.            Exclusion of Damages; Disclaimers. (a) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT.

(b)          EACH PARTY HERETO DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER SUCH PARTY KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

(c)          The provisions of this Section 6, and Sections 4, 5, 8, and 16 shall survive the termination of this Agreement.

7.            Notices. All notices, demands, requests or other communications required or that may be given under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier or facsimile or electronic transmissions (with confirmation of transmission) sent to the appropriate address set forth on the signature page hereto.

8.            Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the non-exclusive jurisdiction of the federal courts in the State of Idaho and to venue in Boise, Idaho.

9.            Further Assurances. Each of the parties to this Agreement agrees to execute and deliver such other documents and to take such other action as may be necessary or convenient to consummate the purposes and subject matter of this Agreement.

10.          Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments, and writings with respect to such transactions.

11.          Amendment or Modification. Neither this Agreement nor any term hereof may be changed, amended, modified, waived, discharged, or terminated other than by an agreement in writing signed by the parties hereto, and the waiver of any provision of this Agreement shall not constitute a general waiver or a waiver of any other provision hereof.

12.          Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

13.          Severability. In the event any provision of this Agreement is declared to be invalid or unenforceable the remainder of this Agreement shall be considered valid and enforceable in accordance with its terms, and the parties shall endeavor to replace the invalid or unenforceable provision with a new provision as close as possible to the original that is valid and enforceable.

14.          No Third-Party Beneficiaries. Nothing in this Agreement (except as specifically provided in Section 6 (Indemnification) shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.

15.          Independent Contractor Status. (a) The parties hereto acknowledge that their relationship shall be that of an independent contractor rather than that of employee, agent, partnership, or a joint venture. As an independent contractor, HMC shall have no authority, express or implied, to commit or obligate any Subsidiary in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the relevant Subsidiary, which authorization may be general or specific. As an independent contractor, each Subsidiary shall have no authority, express or implied, to commit or obligate HMC in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of HMC, which authorization may be general or specific.

(b)          Each party shall retain full control, authority and discretion at all times, with regard to the hiring, firing, and working conditions of the parties’ respective employees or other personnel, subject only to the provisions of this Agreement.

(c)          Each party shall remain solely responsible and liable for compliance with all local, state and federal laws and regulations, and any contractual obligations related to the employment of such parties’ respective employees or other personnel.

(d)          Each party shall remain solely responsible and liable for the payment of all wages, fringe benefits, payroll related taxes and premiums, and expense reimbursement related to the employment of such party’s respective employees or other personnel.

(e)          Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit or limit the rights of HMC as a stockholder of any Subsidiary.

16.          No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, stockholder, manager, or employee of HMC, or against any officer, director, non-HMC stockholder, manager, or employee of Subsidiary.

17.          Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto, and shall not be construed against any party on the basis of that party’s role in drafting this Agreement.

18.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19.          License. Each party hereto (“Licensor”) grants a limited, royalty-free, fully paid, non-exclusive, non-transferable, non-sublicensable, worldwide license to the other parties hereto (“Licensees”) to the intellectual property of Licensor, including, but not limited to, any trademark, copyright, patent, computer software, and trade secret, necessary or useful for the Licensees to provide Services hereunder. The license granted under this Section 19 shall automatically and immediately terminate upon termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HECLA LIMITED	HECLA MINING COMPANY

By:	/s/ Philip C. Wolf	By:	/s/ Lewis E. Walde
	Philip C. Wolf Vice President Date: November 8, 2006		Lewis E. Walde Vice President and CFO Date: November 8, 2006

Address:	6500 N. Mineral Drive, Suite 200 Coeur d'Alene, Idaho 83815-9408 Fax: (208) 292-5525	Address:	6500 N. Mineral Drive, Suite 200 Coeur d'Alene, Idaho 83815-9408 Fax: (208) 292-7612

Exhibit A

Services

HMC Services:

HMC shall provide each Subsidiary with financial analysis and support, accounting and audit service and support, accounts payable, payroll services, employee benefits, treasury services, and technical services.

HMC shall provide each Subsidiary with legal advice through its in-house counsel, and supervision of matters referred to outside counsel, including assistance with respect to the preparation and review of SEC reports, general corporate and securities matters, corporate governance issues, issues relating to compliance with the Sarbanes-Oxley Act, claims, litigation, the preparation and review of contracts and other matters.

HMC shall assist each Subsidiary to comply with federal, state and local laws, rules and regulations applicable to each Subsidiary’s activities, including the preparation and filing of tax returns, reports and other documents required of each Subsidiary by any public authority or agency.

HMC shall provide each Subsidiary with executive management support to assist each Subsidiary with business performance and development.

HMC shall assist each Subsidiary with such other general and administrative services as are necessary to enable each Subsidiary to function in the ordinary course of business.

Subsidiaries Services:

The Subsidiaries will provide such services as shall be reasonably requested by HMC.

Schedule I

Hecla Limited, a Delaware corporation